UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 30, 2007

JINGWEI INTERNATIONAL LIMITED.
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation)

333-122557	20-1970137
(Commission File Number)	(IRS Employer Identification No.)

Room 1605, Tianan Hi-Tech Plaza Tower A, Tianan Cyber Park,
Futian District,
                Shenzhen, PRC 518040
(Address of principal executive offices and zip code)

                   +86 1085251198
(Registrant’s telephone number including area code)

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On November 30, 2007, Mr. James Mu resigned as Chief Financial Officer of the Jingwei International Limited (the “Company”). There were no disagreements between Mr. Mu and the Company on any matter relating to the Company’s operations, policies or practices, that resulted in his resignation.

Ms. Helen Lu was appointed as Chief Financial Officer to fill the vacancy created by Mr. Mu’s resignation. Ms. Lu’s appointment is effective December 6, 2007.

Prior to joining the Company as its Chief Financial Officer, Ms. Lu was the financial director of Pearson Financial Learning Asia, a division of Pearson Education in Asia, where she supervised and controlled the daily operational aspects of accounting systems, pricing, budgeting and credit controls and financial reporting. Prior to that, from 2005-2007, Ms. Lu worked with Ericsson (China) Communication Ltd. as an Internal Auditor. Ms. Lu served as senior financial and analyst and financial controller for China Consolidated Investments Limited (CCIL), a Sino-Malaysian investment company with interests in several businesses including telecommunication services, from 2003-2004. Previously, Ms. Lu served as a senior auditor at Ernst & Young China where her experience included conducting IPO audits on numerous Chinese companies. Ms. Lu holds an MBA degree in Finance from the Chinese University of Hong Kong, and a B.A. degree in Economics from the Central University of Finance and Economics in China.

The Company and Ms. Lu have executed a letter agreement (the “Employment Agreement”) setting forth certain terms of her employment. In accordance with the Employment Agreement, Ms. Lu will receive a base salary of RMB 45,000 per month and options to purchase 50,000 shares of common stock at $5.05 per shares, which options are exercisable over, and vest ratably during, the next four year.

Ms. Lu has no family relationships with any of the executive officers or directors of the Company. There have been no transactions in the past two years to which the Company or any of its subsidiaries was or is to be a party, in which Ms. Lu had, or will have, a direct or indirect material interest.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JINGWEI INTERNATIONAL LIMITED

By:	/s/ Regis Kwong
Name:	Regis Kwong
Title:	Chief Executive Officer

Dated: December 7, 2007